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                                  Exhibit 2.1


                             ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT ("Agreement") is made this 28th day of July, 1995, by and among HARISTON CORPORATION, a Canadian corporation ("Hariston"), and CONSOLIDATED WESTERN AND PACIFIC RESOURCES CORP., a British Columbia corporation ("Resources") with respect to the following facts:


                                    RECITALS

         A. Hariston is a diversified corporation engaged in the business, among others, of developing certain technologies for extracting metals and minerals from water, soil and other substances. In connection with this business, Hariston formed a joint venture with Resources, pursuant to a Shareholder Agreement dated August 17, 1993 between Metanetix Corporation, Western and Pacific Resources Corporation and Metanetix Marketing Corporation (the "Shareholder Agreement"). Such agreement related to the formation and governance of Metanetix Marketing Corporation ("Marketing"), which was the entity formed to carry out the activities of the joint venture. The activities of the joint venture were principally carried out at a laboratory and treatment plant located in Butte, Montana (collectively the "Butte Plant").

         B. In connection with the above-described business, Hariston obtained an ownership interest in certain technology from a subsidiary of The Toronto Harbour Commissioners ("THC"), under a Co-Ownership Agreement dated December 15, 1992, between 981011 Ontario Inc. ("THC Sub") and Hariston's former subsidiary, Metanetix Corporation (the "Co-Ownership Agreement"). A copy of the Co-Ownership Agreement is attached hereto as Exhibit A. For purposes hereof, the term "Technology" has the meaning given to it under the Co-Ownership Agreement. Subsequent to the execution of such agreement, Metanetix Corporation amalgamated into Hariston, with Hariston being the surviving entity.

         C. Under a Technology License Agreement dated August 17, 1993 between Metanetix Corporation and Marketing (the "Technology Agreement"), Metanetix Corporation licensed the Technology to Marketing for certain limited purposes. Under a Mine Lease Agreement dated August 17, 1993 between Resources and Marketing, Resources sold to Marketing minerals located in the mine water present on the property which was the subject of such agreement (the "Mine Agreement"). The Technology Agreement and Mine Agreement were entered into in connection with the operation of the Butte Plant. An affiliate of Resources, Kelley Resources Recovery Corp. ("Kelley"), was subcontracted to carry out certain construction and operational activities at the Butte Plant.


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         D.      Hariston owns all of the outstanding capital stock of
Metanetix Technical Services, Inc., a Delaware corporation ("MTS"), which provides technical services to Marketing, and which owns certain plant and equipment used in connection with the operations conducted by Marketing.

         E. The parties desire that Hariston sell to Resources, on the terms specified herein, all of the shares of capital stock of Marketing and MTS owned by Hariston, and that it sell to Resources all of its rights in the Co-Ownership Agreement upon the fulfillment of certain conditions.


                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:


1.       Purchase and Sale of Marketing and MTS.

         1.1 Agreement to Purchase. Subject to fulfillment of the conditions specified herein, and for the consideration specified in Section 1.2 below, Hariston agrees to sell, transfer and assign to Resources, and Resources agrees to purchase from Hariston, the following (referred to herein collectively as the "Securities"):

                 (a) All of the outstanding capital stock of MTS, consisting of one hundred (100) shares of common stock;

                 (b) Five thousand (5,000) shares of common stock of Marketing, representing all of the outstanding common stock of Marketing owned by Hariston and 50% of all of the outstanding common stock of Marketing owned by all shareholders.

         1.2 Purchase Price. The purchase price for the Securities shall be an amount equal to 50% of the Net Income (as defined below) derived by Resources, up to a maximum aggregate purchase price of $7,000,000 (the "Maximum Amount"). The amounts so payable shall be subject, however, to the provisions of Section 1.2(e) below.

                 (a) For purposes hereof, the term "Net Income" shall mean all revenues and receipts received by Resources, Marketing or any of their affiliates which derive from or relate to any operation or activity involving the Butte Plant including, without limitation, revenues or receipts derived from the sale of minerals extracted from water or other materials using the Technology and/or the Butte Plant, from licensing fees, or from the remediation of environmental pollutants, and also including proceeds from the liquidation of the Butte Plant if such liquidation occurs more than 12 months after the "Closing Date," as defined below, less:





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                               (i)   all operating expenses incurred in
                 connection with the operation of the Butte Plant including, without limitation, reasonable salaries and employment expenses of employees of Resources and its affiliates actually incurred in connection with the operations of the Butte Plant (but not including the salaries or employment expenses of general administrative personnel or personnel engaged in activities unrelated to the Butte Plant);

                              (ii)   amounts paid to any unaffiliated
                 third parties, if any, with whom Resources has entered into joint ventures, or with whom Resources may in the future enter into joint ventures, concerning the development and/or operation of the Butte Plant;

                             (iii)   amounts paid for capital
                 improvements to the Butte Plant;

                              (iv)   amounts paid pursuant to Section
                 6.3(a) below; and

                               (v)   amounts paid to Resources in
                 repayment of "Qualifying Investments," as defined below.

                 For purposes of the above, no deduction shall be made for lease payments, overhead charges, management fees, consulting charges, commissions, royalties or similar charges payable to Resources or any of its affiliates, and no deduction shall be made for any general or administrative expenses not directly related to the Butte Plant. No additional deduction shall be made for any expense that qualifies under any of the clauses set forth above if a deduction has already been made for such expense under a different clause. Furthermore, in calculating Net Income no payments for operating expenses or capital improvements shall be deducted to the extent that such payments exceed the amounts that would normally be charged by unaffiliated third parties in arm's length transactions.

                 (b) The amounts payable to Hariston hereunder shall be paid on a quarterly basis within 60 days after the end of each calendar quarter until such time as the Maximum Amount has been paid. In connection with the payment of such amounts, Resources shall provide Hariston with the reports and inspection rights as specified in Section 6.1(c) below.

                 (c) Effective at the "Closing" as defined below, Hariston agrees to forgive or cause to be forgiven all loans made by it or MTS to Marketing or Kelley, in excess of the amount of $3,000,000, so that after such debt forgiveness, Marketing and/or Kelley shall be indebted to Hariston for the maximum aggregate amount of $3,000,000 (the "Debt"). In addition, the remaining Debt of $3,000,000 shall be forgiven at such time as Resources makes additional Qualifying Investments (as defined below) in the further development and





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         operation of the Butte Plant, pursuant to the following formula:  The proportion of the total amount of the $3,000,000 Debt forgiven shall be equal to a fraction (not exceeding 1/1) having as its numerator the total amount of Qualifying Investment made by Resources in the further development and operation of the Butte Plant, and having as its denominator $500,000. As a result, at such time as Resources had made a Qualifying Investment of $500,000, the full amount of the $3,000,000 Debt from Marketing to Hariston shall be forgiven.

                 (d) For purposes hereof, the term "Qualifying Investment" shall mean funds actually advanced by Resources after April 28, 1995 to pay:

                               (i)   future operating expenses of the
                 Butte Plant;

                              (ii)   the currently accrued expenses
                 described on Exhibit 4.1(e) hereto; or

                             (iii)   the cost of future capital
                 improvements to the Butte Plant.

                 The term "Qualifying Investment" shall not include any payments to affiliates of Resources (other than those listed on Exhibit 4.1(e)). A Qualifying Investment may be repaid to Resources only out of future cash generated by the operation of the Butte Plant or from the proceeds of the liquidation of the Butte Plant. All Qualifying Investments may be repaid to Resources before any amounts are payable to Hariston under Section 1.2.

                 (e) In the event that any Debt of Marketing to Hariston remains unforgiven under Section 1.2(c) above after that date one year from the date hereof, the Net Income received after such date shall be allocated and paid 60% to Hariston and 40% to Resources, with the amounts so allocated to Hariston being used to repay such amount of the Debt as remains unpaid from time to time. At such time as the Debt has been repaid in full, the allocation and payment of Net Income shall be made 50% to Hariston and 50% to Resources, as set forth above. Any amounts so applied to the repayment of Debt shall not be counted towards the payment of the Maximum Amount of the purchase price.

                 (f) For purposes hereof, the term "affiliate" shall mean, with respect to any person, corporation, partnership or other legal entity (the "Subject Entity"), any other person, corporation, partnership or other legal entity which controls, is controlled by, or is under common control with the Subject Entity. For purposes hereof, any party which owns or controls the right to vote 50% or more of the voting securities of any corporation, partnership or other legal entity shall conclusively be deemed to control such other corporation, partnership or other legal entity, although in appropriate





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         circumstances a person may control another entity even though he owns or controls a lesser proportion of the outstanding voting securities.

         1.3 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be effected through the exchange of the documents set forth below, which may be accomplished through the use of the mails or commercial messengers. The transactions specified herein shall be deemed closed when all of the conditions to closing have either been met or waived, and each of the parties has received all of the documents required to be received by it hereunder. These transactions shall be closed on the latest of:
(1) July ___, 1995; (2) the earliest practicable date after the satisfaction of all of the conditions to closing set forth herein; or (3) such later date as the parties may mutually agree; provided that neither party shall have any obligation to close such transactions if such closing has not occurred by ____________, 1995.

                 (a)   At the Closing, Hariston shall deliver to Resources:

                               (i)   Executed assignments of the
                 certificates representing the Securities, with all endorsements necessary for purposes of transferring such Securities on the books of Marketing and MTS;

                              (ii)   Certified resolutions of the Board
                 of Directors of Hariston approving the transactions set forth herein.

                 (b)   At the Closing, Resources shall deliver to Hariston:

                               (i)   Certified resolutions of the Board of
                 Directors of Resources approving the transactions set forth herein.

         1.4 Termination of Agreements. Effective at the Closing, without further action on the part of either of the parties hereto and without liability to either party, the Shareholder Agreement, Article V of the Technology Agreement, and Article IV of the Mine Lease Agreement, shall be automatically terminated.


2.       Transfer of Technology License Rights.

         2.1 Agreement to Purchase and Sell. Subject to fulfillment of the conditions specified herein (including the consent by THC Sub or the expiration of its right of first refusal with respect to the "Co-Ownership Rights," as defined below), and for the consideration specified in Section 2.2 below, Hariston agrees to sell, transfer and assign to Resources, and Resources agrees to purchase from Hariston, all of Hariston's rights (the "Co-Ownership Rights") under the Co-Ownership Agreement. Upon the transfer of the Co-Ownership Rights, Resources shall assume all of Hariston's obligations under the Co-Ownership Agreement, except the obligation to pay to THC Sub the $250,000 minimum royalty due December 31,





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1995.  The parties expressly acknowledge and agree that Hariston's agreement to sell the Co-Ownership Rights is in consideration, among other things, of Resources' agreement under Section 6.1(a) below to make a Qualifying Investment in the Butte Plant of no less than $500,000. The parties expressly agree that should the Co-Ownership Rights not be transferred under this Section 2 for any reason, the failure to consummate such transfer shall not affect the other transactions contemplated hereby, including, without limitation, the purchase and sale of Securities, which shall continue to be valid and binding.

         2.2 Purchase Price. The purchase price for the Co-Ownership Rights shall consist of an amount equal to 50% of the "Net Rights Income" (as defined below) earned by Resources or any affiliate of Resources from any use of the Technology covered by the Co-Ownership Rights, up to a maximum purchase price of $2,000,000. The amounts payable under this Section 2.2 shall be in addition to the amounts payable under Section 1.2 above.

                 (a) For purposes hereof, the term "Net Rights Income" shall mean all revenues and receipts received by Resources or any of its affiliates which derive from or relate to any use or sublicense of the Technology (except for revenues and receipts relating to the Butte Plant and used for purposes of calculating Net Income as set forth in
         Section 1.2(a) above), less all reasonable and normal operating expenses associated with such activities or operations. Such Net Rights Income shall be calculated without deduction for overhead charges, management fees, consulting charges or other similar charges payable to Resources or any affiliate of Resources in connection with such activities or operations, and without deduction for any general or administrative expenses not directly related to the Butte Plant. Furthermore, in calculating Net Rights Income no payments for operating expenses shall be deducted to the extent that such payments exceed the amounts that would normally be charged by unaffiliated third parties in arm's length transactions.

         2.3 Conditions. It shall be a condition to Hariston's obligation to sell, and Resources obligation to buy, the Co-Ownership Rights, that THC Sub shall have given its consent to such sale, or shall have declined to exercise its right of first refusal as required under the Co-Ownership Agreement. Immediately upon execution of this Agreement, Hariston shall use its best efforts to obtain THC Sub's consent to the transfer of the Co-Ownership Rights. Resources agrees to fully cooperate with Hariston in seeking such consent. In connection with the transfer of the Co-Ownership Rights, Resources agrees to assume all of the obligations of Hariston (as the successor to Metanetix Corporation) under the Co-Ownership Agreement, except the $250,000 minimum royalty due December 31, 1995.

         2.4 Sublicense of Co-Ownership Rights Prior to Transfer. The parties acknowledge that prior to the date hereof Hariston and its





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affiliates have contacted several parties with respect to potential sublicensing arrangements concerning the Technology. The parties that have been contacted prior to the date hereof are referred to herein as the "Existing Contacts," and are identified on Exhibit 2.4 hereto. Until such time as the Co-Ownership Rights have been transferred to Resources pursuant to this Section 2, Hariston shall be entitled, in accordance with the provisions of the Co-Ownership Agreement, to sublicense the Co-Ownership Rights to any of the Existing Contacts (including, without limitation, Dr. Irving Devoe and/or Hampshire Chemical); provided, however, that any such sublicense to Dr. Devoe shall be only for use in connection with one of the Existing Contacts, and not for uses or applications which have not been at least preliminarily discussed prior to the date hereof. In the event such a sublicense is agreed to, Hariston shall be entitled to keep and retain all license fees and other consideration paid by the sublicensor until such time as the Co-Ownership Rights are transferred under this Section 2 to Resources. Following such transfer, all license fees and other consideration payable under the sublicense after such date shall be allocated and paid, upon receipt, 50% to Hariston and 50% to Resources. None of the payments made to Hariston under this Section 2.4 shall be counted towards payment of the maximum amounts payable under Sections
1.2 and 2.2, and instead shall be in addition to the amounts payable under such Sections.

         2.5     Closing.  The closing of the transactions contemplated by this
Section 2 (the "Rights Closing") shall take place as soon as practicable after receipt of consent from THC Sub and/or THC, as appropriate. Such Rights Closing shall, to the extent practicable, be effected in the same manner as the Closing under Section 1.3 above. At the Rights Closing, the parties shall execute and deliver to each other such instruments of assignment and assumption relating to the Co-Ownership Agreement and Co-Ownership Rights as are necessary to effect the assignment of such agreement and the rights thereunder in accordance with this Section 2.


3.       Permitted Joint Ventures.

         In connection with Resources' operation of the Butte Plant after the Closing Date, Resources shall be entitled to form a joint venture with such third parties as Resources may elect, provided, however, that in the case of any such joint venture, Resources shall acknowledge that all payments due to it, including any commissions, override payments, or royalties for minerals, shall be included as revenues for purposes of the calculation of "Net Income" as set forth above. To the extent that Resources acquires or controls the joint venture partner, the revenues of the joint venture partner, to the extent that they would otherwise qualify as the type of revenues or receipts that are taken into account in calculating Net Income or Net Rights Income, shall be deemed revenues of Resources.





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4.       Representations and Warranties.

         4.1 Representations and Warranties by Hariston. In order to induce Resources to enter into this Agreement, Hariston hereby represents and warrants to Resources as follows:

                 (a) Due Authorization; Enforceability. Hariston has the full legal right and corporate power required to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by and is the valid and binding obligation of Hariston enforceable in accordance with its terms, subject to the limitation on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and general principles of equity.

                 (b) Title to Securities. At the Closing, Hariston shall deliver to Resources good and marketable title to the Securities, free and clear of all liens, claims, encumbrances, security interests and restrictions other than restrictions on transferability imposed under applicable securities laws.

                 (c) Assets. All of the tangible and intangible assets owned by Hariston or any of its subsidiaries or affiliates (other than the Co-Ownership Rights) are owned by either MTS or Marketing.

                 (d) Capitalization of MTS. The total authorized capital stock of MTS consists of 3,000 shares of common stock, of which 100 shares (constituting the shares to be transferred to Resources
         hereunder) are outstanding.   All of the outstanding shares are duly
         and validly issued, fully paid and non-assessable.

                 (e)      MTS and Marketing Liabilities.  Attached hereto as
         Exhibit 4.1(e) is a list, prepared to best knowledge of Hariston, of the accounts payable relating to operating expenses of MTS and Marketing as of April 28, 1995.

         4.2 Representations and Warranties by Resources. In order to induce Hariston to enter into this Agreement, Resources hereby represents and warrants to Hariston as follows:

                 (a) Due Authorization; Enforceability. Resources has the full legal right and corporate power required to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by and is the valid and binding obligation of Resources enforceable in accordance with its terms, subject to the limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium





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
         and other laws of general application affecting the rights and remedies of creditors, and general principles of equity.

                 (b) Investigation. Resources has knowledge of the operation of the Butte Plant and the assets maintained at such plant. Resources is fully aware of the scientific principles involved in the operations conducted at the Butte Plant, and has had such opportunity as it deems necessary and appropriate to inspect the Butte Plant, and to investigate all relevant scientific and financial aspects of such operations. Resources acknowledges and agrees that Hariston makes no representations regarding the scientific or commercial viability of the mineral-extraction processes under development at the Butte Plant, or of the Technology which is the subject of the Co-Ownership Agreement. Resources has carefully reviewed the Co-Ownership Agreement and is fully aware of the terms contained therein.

                 (c) Professional Representation. Resources has obtained such legal and accounting advice in connection with the transactions contemplated hereby as are necessary to fully inform it of the legal, tax and accounting issues pertaining to the transactions contemplated by this Agreement. Resources acknowledges and agrees that the firm of Rutan & Tucker has solely represented Hariston Corporation in connection with these transactions.


5.       Conditions to Closing.

         5.1 Conditions to Obligations of Hariston. The obligations of Hariston to consummate the transactions set forth herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) The transactions contemplated hereby shall have been approved by the Board of Directors of Hariston and, if required by applicable law or deemed appropriate by the Board of Directors of Hariston, by the shareholders of Hariston.

                 (b) Hariston shall have received all necessary governmental approvals, consents and permits for the transactions contemplated hereby.

                 (c) The holders of less than 1% of the Company's voting securities shall have taken such actions as are necessary to exercise their dissenters' appraisal rights under applicable law, on or prior to the last date by which such actions may effectively be taken.

         5.2 Conditions to Obligations of Resources. The obligation of Resources to consummate the transactions set forth herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions.





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                 (a)      The transactions contemplated hereby shall have been
         approved by the Board of Directors of Resources and, if required by applicable law or deemed appropriate by the Board of Directors of Resources, by the shareholders of Resources.

                 (b) Resources shall have received all necessary governmental approvals, consents and permits for the transactions contemplated hereby.


6.       Covenants of the Parties.

         6.1     Covenants by Resources.

                 (a) Investment in the Butte Plant. Resources agrees, within the 12 month period following the Closing Date, to make a Qualifying Investment in the further operation and development of the Butte Plant in the aggregate amount of no less than $500,000.

                 (b) Future Activities. Resources agrees to indemnify, defend and hold harmless Hariston, its affiliates and their respective officers, directors, shareholders and agents from and against any and all loss, cost and liability relating to: (i) the operation of the Butte Plant after the Closing Date; or (ii) the obligations set forth in the Co-Ownership Agreement or the use of Technology after the Rights Closing.

                 (c) Inspection and Audit Rights. All payments due to Hariston hereunder shall be accompanied by an appropriate report specifying the amounts of revenues, expenses and other items used to calculate the payment made, in sufficient detail to allow Hariston to verify the accuracy of the calculation of the amounts due. Hariston or its designated representative shall have the right at any time during normal business hours, upon reasonable notice, and in a manner so as not to unreasonably disrupt the normal business of Resources, to examine and make copies of or extracts from the books, records and accounts of Resources insofar as they pertain to the calculation of the amounts due to Hariston hereunder. Subject to the requirements of legal process and applicable law, Hariston agrees to maintain in confidence all nonpublic information concerning Resources. Such books and records shall be retained by Resources for at least five years following the period covered thereby. Any such examination of the books and records of Resources shall be at the sole cost and expense of Hariston, provided that if any such examination reveals an underpayment of more than $10,000 in any twelve month period, the expenses of such examination shall be borne by Resources. Hariston shall have the right at all reasonable times to inspect Resources' use of the Technology and the performance of all operations using such Technology, and all relevant documents, materials and records pertaining thereto. If the Co-Ownership Rights are transferred to Resources,





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
         Resources shall provide Hariston with a copy of all reports provided by Resources to THC Sub, THC or their successors under the Co-Ownership Agreement. Resources shall also provide Hariston, at the time any joint venture with a third party is agreed to, with copies of all joint venture agreements and related documents which affect or specify the terms of such joint venture.

         6.2     Covenants of Hariston.  Hariston covenants as follows:

                 (a)      Maintenance of Co-Ownership Agreement.  Subject to
         Section 6.2(b) below, until such time as Hariston has conveyed the Co-Ownership Rights to Resources under Section 2 above, or until December 31, 1995, whichever is later, Hariston agrees to take such reasonable steps as are necessary to maintain the ownership rights set forth in the Co-Ownership Agreement as it now exists, and will use its best efforts to continue to employ Dr. Irving Devoe as may be required thereunder.

                 (b) Royalties. Hariston shall not be required to pay the $250,000 royalty due under the Co-Ownership Agreement on December 31, 1995, but may do so at its own election. If Hariston elects not to pay such royalty, it shall so notify Resources by no later than December 1, 1995. If Hariston does not pay such royalty Resources shall be entitled to retain the Co-Ownership Rights, but shall not be obligated to pay the purchase price therefor set forth in Section 2.2 above. Resources acknowledges, however, that the Co-Ownership Agreement requires the payment of minimum royalties, and that Hariston's decision not to pay the minimum royalty due on December 31, 1995, may cause the Co-Ownership Agreement to terminate, and the Co-Ownership Rights to be revested in THC Sub. Hariston shall have no liability to Resources for Hariston's decision not to pay such minimum royalty payment.

                 (c) Inspection and Audit Rights. In the event that Hariston enters into a joint venture with respect to which Resources is entitled to a portion of the license fees or other related consideration under Section 2.4 above, Hariston agrees to maintain separate books and records with respect to such joint venture and the amounts payable to the parties thereunder. Such books and records shall be maintained in sufficient detail to allow Resources to verify the accuracy of the calculation of the amounts due. Resources or its designated representative shall have the right at any time during normal business hours, upon reasonable notice, and in a manner so as not to unreasonably disrupt the normal business of Hariston, to examine and make copies of or extracts from such books, records and accounts insofar as they pertain to the calculation of the amounts due to Resources hereunder. Subject to the requirements of legal process and applicable law, Resources agrees to maintain in confidence all nonpublic information concerning Hariston. Such books and records shall be retained by Hariston for at least five years following the





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
         period covered thereby. Any such examination of the books and records of Hariston shall be at the sole cost and expense of Resources, provided that if any such examination reveals an underpayment of more than $10,000 in any twelve month period, the expenses of such examination shall be borne by Hariston.

         6.3     Additional Covenants.

                 (a) Payment of Existing Liabilities for Operating Expenses. Resources agrees to pay, following the Closing Date, one half of those accounts payable of Marketing, Kelley and MTS set forth at Exhibit 4.1(e) hereto, and to indemnify Hariston against loss, cost or liability relating to the non-payment thereof. Hariston shall pay the remaining one half of the payables identified in Exhibit 4.1(e) hereto (and for such purposes all payments of such payables after April 28, 1995 shall be considered payments under this Section 6.3(a)). Hariston shall also pay all accrued trade payables of Marketing and MTS for services rendered or goods delivered in connection with the operation of the Butte Plant prior to April 28, 1995, other than those payables identified on Exhibit 4.1(e) hereto. Other than as set forth above, Hariston is not obligated to pay any other liabilities. Resources agrees to apply the first revenues and receipts that would be included under Section 1.2(a) above in calculating Net Income to the reimbursement, pro rata, of Hariston and itself for those payments made by them with respect to the payables identified on Exhibit 4.1(e) hereto. The payments made for such purpose shall be deducted under Section 1.2(a)(iv) in calculating Net Income.

                 (b) Liquidation of Butte Plant. Resources and Hariston jointly agree that in the event Resources elects to liquidate the Butte Plant within 12 months from the Closing Date, except as set forth in the following sentence, the equipment, supplies and other assets located at such plant shall be liquidated and the proceeds thereof shall be used to pay all of the accounts payable listed on
         Exhibit 4.1(e), to the extent that they have not then been paid, then to reimburse Resources and Hariston for such of the Exhibit 4.1(e) payables that Resources and Hariston have paid, and the excess, if any, shall be paid 50% to Resources and 50% to Hariston. Notwithstanding the foregoing, to the extent Resources purchases equipment after the Closing Date for use in connection with the Butte Plant operations, any proceeds from the sale of such equipment shall be retained by Resources.


7.       Miscellaneous.

         7.1 Currency; Accounting. Unless otherwise expressly set forth herein, all amounts set forth herein are denominated in United States dollars, and all amounts shall be calculated in accordance with United States generally accepted accounting principles.

         7.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single instrument.

         7.3 Notices. Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by first class mail and shall be deemed to have been given when personally delivered or two days after having been deposited in the first class mail, certified mail, return receipt requested, properly addressed with postage prepaid. All notices or demands shall be effective only if given in writing. For the purposes hereof, the addresses of the parties hereto (until a notice of a change thereof is given as provided in this Section 7.3) shall be as follows:

         If to Hariston:      Hariston Corporation
                              1500 West Georgia Street, Suite 1555
                              Vancouver, B.C. V6G 2Z6
                              Attention:  James V. McGoodwin

         If to Resources:     David Anfield, Esq.
                              Sobolewski Anfield, Barristers
                                 and Solicitors
                              16th Floor, Stock Exchange Tower
                              P.O. Box 10068 - Pacific Centre
                              Vancouver, British Columbia V7Y 1C3

         With a copy to:      Consolidated Western and Pacific
                                 Resources Corp.
                              330 Spadina Road, Suite 2102
                              Toronto M5R 2V9
                              Ontario, Canada
                              Attention:  Stephen J. Roth

         7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign its rights or obligations under this Agreement without the express prior written consent of the other.

         7.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, is intended as a complete and exclusive statement of the terms of this Agreement among the parties with respect thereto, and supersedes all prior agreements, representations and understandings, whether written or oral.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above indicated.

                                     HARISTON CORPORATION


                                     By:    /s/ James V. McGoodwin
                                         ------------------------------
                                         James V. McGoodwin
                                         Its:  Chief Executive Officer



                                     CONSOLIDATED WESTERN AND PACIFIC
                                     RESOURCES CORP.


                                     By:    /s/ Stephen J. Roth
                                         -------------------------------
                                         Stephen J. Roth
                                         Its:  Chairman

                                   EXHIBIT A

             CO-OWNERSHIP AGREEMENT BETWEEN 981011 ONTARIO INC. AND
                             METANETIX CORPORATION

                                  EXHIBIT 2.4

                           LIST OF EXISTING CONTACTS


1.       Advanced Recovery Systems - Atlanta, Georgia

2. Battelle Environmental Systems & Technology - Columbus, Ohio and Hartford, Washington

3.       CAGO, Inc. - Oklahoma City, Oklahoma

4.       Dupont Specialty Chemicals - Inglewood, California and Vancouver,
         Washington

5.       Hampshire Chemical Corporation - Lexington, Massachusetts

6.       Monsanto - Columbus, Ohio

7.       Noranda Inc. - Pointe Clair, Quebec

8.       Scientific Ecology Group - Richland, Washington

9.       Speigel Industries - Harrison, New Jersey

10.      Westinghouse Hanford Company - Hartford, Washington

                                 EXHIBIT 4.1(e)

                         LIST OF KNOWN ACCOUNTS PAYABLE

Vendor                                         Amount
- ------                                         ------
2M Company                                     17,091.24

ADT Security Systems                            1,999.00

Aldrich Chemical Co., Inc.                        144.85

Alfa Laval Separation Inc.                      8,273.96

Allied Technical Sales                            458.09

Anderson Steel Supply                          13,160.00

ANM Equipment                                  19,553.75

AT&T                                              606.34

Bob Earhart Design & Ad                           593.00

Big Spring Water                                  171.50
                                                   45.50

BLUCRS Insurance Coordinators                   7,240.70

Butte Silverbow County                        115,608.70

Butte Silverbow Water Div.                        348.24

Camford Information Service                       325.00

Centrico, Inc.                                 13,486.07

Chamberlin Pump Service                         2,842.00

Corette Pohlman Law Offices                     1,856.29

Culgan Summit Valley Water                         45.00

D & S Electrical Supply                           832.99

E.I. Du Pont Company                            3,000.00

EIMCO                                          26,497.00

Electrode Corporation                             253.00

Dyce Chemical                                  79,413.15

Vendor                                         Amount
- ------                                         ------
Federal Express                                   874.79
                                                  158.48

Fisher Scientific                               3,125.79

Franklin Miller, Inc.                           3,730.00

Galle Plumbing & Heating                       13,049.00

Genderal Distributing Co.                       2,649.63

Glacier State Electric                          1,113.81

Grainger                                        2,084.83

Graphite Machining, Inc.                          388.75

Great Northern Equipment                        5,425.15

GSA Resources                                     974.42

Harrington Plastics                             2,215.33

Hawk America, Inc.                              5,210.50

Hertz Rental                                    4,735.52

Insty Prints                                      933.40
                                                  892.31

Interior Plant Designs                            200.00

JWI Inc.                                        1,001.50

Kavinoky & Cook                                 1,472.75
                                                1,388.05

Keystone Filter Division                          598.80

Klondike Land & Develop.                        5,000.00

Knight Ridder                                       4.86

Kustom Call                                       162.00

Lavelle Powder Co.                              1,284.40

Lightnin                                            0.00

Liquid Air Corp.                                   25.80

Vendor                                             Amount
- ------                                             ------
Lydia's                                                95.00

Mackenzie & Feimann                                     0.00

M.E.C. Consultants                                  3,000.00

Micrologic Software                                    56.85

Milner Fenerty                                      1,373.85

Montana Broom & Brush                                 492.95
                                                      672.20

Montana International Inc.                          3,000.00

Montana Power                                       5,770.43

MSHA                                                2,878.00

National Filter Media                               3,769.79

Newland and Company                                 1,508.72

Northern Specialty                                  2,408.71

Northwest Instruments                               1,000.00

Northwest Scientific                                  572.38

Office Stop                                         1,177.23

O'Keefer Drilling                                   1,520.00

Oregonian Publishing Co.                              331.20

Perkin Elmer                                          453.02

Petrolane Gas Service                                  14.23

Pioneer Concrete & Fuel                             1,646.55

Pitney Bowes                                          299.52

Pump Industries, Inc.                                 624.85

Quality Control Services                              619.40

R&M Septic Service                                    420.00

REDA Lockbox                                        2,025.45

Vendor                                      Amount
- ------                                      ------
Security Armored Express                      9,707.00

Gregory Sparks PC                             3,148.35

Special Resource Management                   1,500.88

Spokane Pump, Inc.                            1,402.06

Stonehand Industries                          2,328.62

Ted Brown & Associates                        3,421.11

Triple S Building Center                        241.80

Unfield Engineering                             287.12
                                              4,808.73

United Agri Products                          2,665.00

United Parcel Service                           126.39

US West Communications                          427.29

US West Direct                                   23.90

Vulcanium Corp.                                 928.00

War Bonnet Inn                                1,719.53

Rent A Wreck                                    388.00